EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                       OF THE ARTICLES OF INCORPORATION OF
                         FIDELITY DIVIDEND CAPITAL INC.

      Fidelity Dividend Capital Inc., a Maryland corporation (the "Company") having its principal office in the State of Maryland at 245 West Chase Street, Baltimore Maryland 21203, hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

      FIRST: The Company desires to amend its Articles of Incorporation in order to change its name.

      SECOND: The provisions of the Articles of Incorporation which are now in effect and dated as of April 8, 2004, except as amended hereby, in accordance with Maryland General Corporation Law (the "MGCL"), shall remain in full force and effect.

      THIRD: Section 1.1 is hereby amended to read as follows: "Section 1.1 Name. The name of the corporation (the "Company") is Fidelity Equity Group, Inc.

      FOURTH: These Articles of Amendment have been approved by a majority of the Board of Directors and approved by the stockholders of the Company as required by law.

      IN WITNESS WHEREOF, these Articles of Amendment have been signed on this 10th day of May, 2004 by the undersigned, each of whom acknowledge, under penalty of perjury, that this documents is his free act and deed, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

By:

/s/ Dennis P. Sweenor
---------------------
Name: Dennis P. Sweenor
Title: President

By:

/s/ William T. Frattalone
-------------------------
Name: William T. Frattalone
Title: Secretary

                                 EXHIBIT 3.2